Exhibit 11

December 20, 2019

Heartland Group, Inc.

789 N. Water Street, Suite 500

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel to Heartland Group, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form N-14 (the “Registration Statement”) relating to the issuance by the Company of shares of common stock, $0.001 par value (the “Shares”), of the Institutional Class and Investor Class of the Heartland Mid Cap Value Fund (the “Acquiring Fund”). The Registration Statement registers the Shares to be issued in connection with the proposed reorganization of the ALPS | WMC Research Value Fund, a series of Financial Investors Trust, into the Acquiring Fund, a series of the Company, pursuant to an agreement and plan of reorganization (the “Agreement”).

In connection with this opinion, we have reviewed: (i) the Registration Statement (including the proxy statement/prospectus and form of Agreement contained therein) to be filed on or about December 20, 2019, (ii) the Company’s Articles of Incorporation, as amended and supplemented to date (the “Articles”) and By-Laws, as amended and restated to date (iii) certain resolutions of the Company’s Board of Directors, and (iv) such other proceedings, documents and records we have deemed necessary to enable us to render this opinion. In conducting such review, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable by the Company when issued upon the terms of the Agreement included in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended (the “Securities Act”), the Investment Company Act of 1940, as amended, and applicable state securities laws.

For purposes of rendering this opinion, we have assumed that (1) the Shares will be issued in accordance with the Articles and the resolutions of the Board of Directors of the Company relating to the creation, authorization and issuance of the Shares; (2) the Shares will be issued against payment therefor as described in the Registration Statement and the Agreement and that such payment will be at least equal to the net asset value of such Shares; and (3) upon each issuance of Shares of the applicable class of the Acquiring Fund, the total number of shares of such class of the Acquiring Fund issued and outstanding, after giving effect to such issuance, will not exceed the total number of shares of such class of the Acquiring Fund that the Fund is authorized to issue under the Articles.

Heartland Group, Inc.

December 20, 2019

The opinion expressed herein is limited to our review of the documents referenced above and the published laws (other than the conflict of law rules) of the State of Maryland in effect as of the date hereof that are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state. We express no opinion with respect to the state securities or “blue sky” laws of the State of Maryland or any other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.